EXHIBIT (a)(1)(G)

ACTIVE POWER, INC.

AMENDMENT(S) TO STOCK OPTION AGREEMENTS AND

PROMISE TO MAKE CASH PAYMENT

Active Power, Inc. (the “Company”) and [OPTIONEE NAME] (the “Optionee”) are parties to the stock option agreements listed on Exhibit A (“Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock subject to the terms of the Company’s 2000 Stock Incentive Plan.

1. Modification of Exercise Price. As of the date hereof, the Options set forth in the Agreements shall be exercisable at the amended exercise price per share as listed on the attached Exhibit A.

2. Payments. As of the Company’s first payroll date in 2008, regardless of whether Optionee is employed by the Company on the date of payment, for each Option listed on the attached Exhibit A that had an original exercise price per share less than $2.50, the Company shall pay to Optionee a cash payment in the total amount as listed on the attached Exhibit A.

3. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

4. Entire Agreement. This Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment (the “Amendment”), taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends your Agreements. Please read this Amendment carefully and keep it for future reference.

IN WITNESS WHEREOF, this instrument is executed as of                     , 2007.

ACTIVE POWER, INC.

By:

Exhibit A

Grant Date	Grant Number		Number of Shares Subject to Amended Option		Original Exercise Price per Share			New Exercise Price per Share			Cash Payment
[DATE]	[NUMBER	]	[SHARES	]	$	[EXERCISE PRICE	]	$	[EXERCISE PRICE	]	$	[AMOUNT	]

[DATE]	[NUMBER	]	[SHARES	]	$	[EXERCISE PRICE	]	$	[EXERCISE PRICE	]	$	[AMOUNT	]

						Total Cash Payment:					$	[TOTAL	]